Beyond Commerce, Inc.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2013 & 2012

BEYOND COMMERCE, INC.

BEYOND COMMERCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

AS OF December 31,

	2013	2012
ASSETS
Current assets:
Cash	$-	$196
Accounts receivable, net of allowance for doubtful accounts of $0 and $0	-	720
Total current assets	-	916

Property, web site and computer equipment	1,354,620	1,354,620
Less: Accumulated depreciation	(1,212,434)	(1,112,438)
Property, web site and computer equipment, net	142,186	242,182

Investment in related parties	2,163,422	2,163,422
Total assets	$2,305,608	$2,406,520

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short- term borrowings	$2,946,704	$2,946,704
Short-term borrowings-related party	756,750	1,143,322
Accounts payable	2,556,135	2,553,644
Note derivative liability	1,339,867	1,339,867
Other current liabilities	3,283,789	2,389,700
Accrued payroll & related items	2,037,201	1,669,671
Accrued payroll taxes	1,012,935	1,013,336
Total current liabilities	13,933,381	13,056,243

Commitments and contingencies (Pursglove Judgment)	6,020,775	6,020,775

Stockholders’ deficit :
Common stock, $0.001 par value, 1,000,000,000 shares authorized as of December 31, 2013 and 2012 respectively, and 998,443,368 and 511,243,910 issued and outstanding as of December 31, 2013 and 2012 respectively.	998,444	511,244
Preferred stock, $0.001 par value of 250,000,000 shares authorized and no shares issued	-	-
Additional paid in capital	23,076,066	23,176,694
Accumulated deficit	(41,723,058)	(40,358,436)
Total stockholders' deficit	(17,648,548)	(16,670,498)

Total liabilities and stockholders' deficit	$2,305,608	$2,406,520

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	For the years ended December 31,
	2013	2012

Revenues
Net revenues	$-	$-

Operating expenses
Selling general and administrative	3,404	(21,527)
Payroll expense	367,530	400,010
Professional fees	12,712	1,815
Depreciation and amortization	99,996	99,996
Total costs and operating expenses	483,642	480,294

Loss from operations	(483,642)	(480,294)

Non-operating income (expense)
Interest expense	(880,980)	(870,980)
Total non-operating (expense)	(880,980)	(870,980)

Loss from operations before income taxes	(1,364,622)	(1,351,274)

Provision for income tax	-	-
Net loss before equity loss of investee	(1,364,622)	(1,351,274)
Loss from equity method of investee	-	-
Net loss	$(1,364,622)	$(1,351,274)

Net loss per common share-basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding basic and diluted	$818,246,107	$511,493,910

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	For the years ended December 31,
	2013	2012
Net loss	$(1,364,622)	$(1,351,274)

Cash flows from operating activities:
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	99,996	99,996
Bad debt write-off	720	-

Changes in assets and liabilities:
(Increase) decrease in prepaid loan cost and other assets	-	(15,844)
Increase (decrease) in accounts payable	2,491	(2,015)
Increase (decrease) in payroll liabilities	367,129	396,353
Increase (decrease) in other current liabilities	894,090	872,980
Net cash used in operating activities.	$(196)	$196

Net decrease in cash and cash equivalents	$(196)	$196

Cash and cash equivalents, beginning balance	$196	$-
Cash and cash equivalents, ending balance	$-	$196

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

UNAUDITED

	Common Stock		Preferred Stock		Additional
	Shares	Par Value	Shares	Par Value	Paid-In Capital	Accumulated Deficit	Stockholders’ Equity/(Deficit)

Balance, January 1, 2012	511,243,365	511,244	—	$—	$23,176,694	$(39,007,162)	$(15,319,224)

Net loss						(1,351,274)	(1,351,274)
Balance, December 31, 2012	511,243,368	511,244	—	$—	$23,176,694	$(40,358,436)	$(16,670,498)

Common stock issued in relation to debt conversion – Omni Reliant Note	487,200,000	487,200	—	—	(100,627)	—	386,573
Net loss	—	—	—	—	—	(1,364,622)	(1,364,622)
Balance, December 31, 2013	998,443,368	998,444	—	—	23,076,066	(41,723,058)	(17,648,548)

The accompanying notes are an integral part of these consolidated financial statements.

BEYOND COMMERCE, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

NOTE 1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Beyond Commerce, Inc., formerly known as BOOMj, Inc. (the “Company”, and “we”), is a multi-faceted business serving as a media hub for high traffic web properties, and owns and operates synergistic technology, in Ad Networking, and E-Commerce.  Our initial business was BOOMj.com, Inc. a niche portal and social networking site for Baby Boomers and Generation Jones. This migrated into our E-Commerce platform known as i-SUPPLY, an online storefront that offered easy to use, fully customizable E-commerce services, and revenue solutions for any third party Web site large or small, and hosted local ads, providing extensive reach for our proprietary advertising partner network platform.

During the third quarter of 2009 the Company formed another subsidiary, KaChing KaChing, Inc., a Nevada corporation (“KaChing Nevada” or “KaChing KaChing” or “KaChing”).  KaChing KaChing has an E-commerce platform that provides a complete turn-key E-commerce solution to third party Store Owners. Individual KaChing KaChing on line Store Owners have the ability to create, manage and earn money from product sales generated from their individual Web stores. On April 22, 2010, KaChing merged with Duke Mining Company, Inc. to become a new public company.  As a result of the merger transaction, KaChing KaChing no longer was a wholly-owned subsidiary, and our interest in outstanding capital stock of KaChing KaChing, Inc. was reduced to 20.8%.  Although we still own approximately 19.1%, at December 31, 2010, of KaChing’s outstanding stock, our future operating results will include only our proportionate share of the income or loss of KaChing KaChing.

On October 9, 2009, LocalAdLink Inc., a wholly-owned subsidiary of the Company sold its LocalAdLink Software (the “Software”) and all of their assets related to the Software including the rights to the name LocalAdLink, the LocalAdLink trademark, the  Web site,    www.LocalAdLink.com, and a local search directory and advertising network that brings local advertising to geo-targeted consumers.  The Company will continue to sell advertising as it had prior to inception of Local Ad Link, Inc., however on a different scale with a greater emphasis on business to business sales.

During the second quarter 2010 we acquired 100% of the outstanding stock of Adjuice, Inc. in order to enhance our presence in the Ad Networking business. The Adjuice network distributes leads to over 350 retail clients along seven major verticals, all offering top payouts. Adjuice owns and manages over 120 sites, all optimized for brand recognition and conversion performance.  Adjuice has a solid infrastructure for selling its own products, targeting  advertisers and publishers and their related downstream partners with Adjuice’ s tailored lead generation programs.

On June 30, 2011, we acquired AIM Connection, Inc., a leading direct sales affiliate, SEO provider, social network and website generator. AIM Connection is the combination of tried-and-true Internet marketing techniques and cutting-edge automation software, it allows every aspect to be controlled and managed by the client. This is how AIM Connection, through its Alliance Members, puts business owners back in the driver's seat. Instead of having to rely on outside individuals with little to no knowledge of their business or industry, our clients have the tools required to create a marketing program truly tailored to them; a program created on the strength of their knowledge, experience, and passion.

History of the Company

The Company, formerly known as Reel Estate Services, Inc. (“RES”), was incorporated in Nevada on January 12, 2006.  As of December 28, 2007, RES was a public shell company, defined by the Securities and Exchange Commission (“SEC”) as an inactive, publicly quoted company with nominal assets and liabilities. Subsequent to the merger, RES changed its name to BoomJ, Inc.

In December 2008, the Company changed its name once again from BOOMj, Inc. to Beyond Commerce, Inc. to more accurately reflect the new structure of the Company consisting at that point in time of two operating divisions: BOOMj.com d/b/a i-SUPPLY and until its assets were sold, LocalAdLink, Inc.

Basis of Presentation

The consolidated financial statements and the notes thereto for the years ended ended December 31, 2013 and 2012 included herein include the accounts of the Company, its wholly-owned subsidiaries BOOMj, Inc. d/b/a i-SUPPLY and Adjuice, Inc. All such adjustments are of a normal recurring nature except for those pertaining to the divestiture of KaChing KaChing, Inc., the acquisition of Adjuice Inc., and disclosures related to the derivatives.

The consolidated financial statements contain certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Plan of Operations

Continuing in 2013 the Company has reduced operations significantly and began a plan to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent that desires to employ our funds in its business. Our principal business objective for the next 12 months and beyond will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

The analysis of new business opportunities will be undertaken by our executive management team. In our efforts to analyze potential acquisition targets, we may consider the following kinds of factors:

• Potential for growth, indicated by new technology, anticipated market expansion or new products;

• Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

• Strength and diversity of management, either in place or scheduled for recruitment;

• Capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

• The cost of participation by us as compared to the perceived tangible and intangible values and potentials;

• The extent to which the business opportunity can be advanced;

• The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

• Other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, our management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data.  Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the limited capital we have available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, our respective needs and desires as well as those of the promoters of the opportunity, and the relative negotiating strength of us and such promoters.

It is likely that we will acquire our participation in a business opportunity through the issuance of common stock or other securities. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), depends upon the issuance to the stockholders of the acquired company of at least 80% of the common stock of the combined entities immediately following the reorganization. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares. This could result in substantial additional dilution to the equity of those who were our stockholders prior to such reorganization.

Our present stockholders will likely not have control of a majority of our voting shares following a reorganization transaction. As part of such a transaction, our current director may resign and new directors may be appointed without any vote by stockholders.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of our management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving our company, it will likely be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding shares. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval if possible.

It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. If a decision not to participate in a specific business opportunity is made, the costs theretofore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in our loss of the related costs incurred.

We do not currently engage in any business activities that provide us with positive cash flows. As such, the costs of investigating and analyzing business combinations for the next approximately 12 months and beyond will be paid with our current cash and if necessary,  with additional funds raised through other sources, which may not be available on favorable terms, if at all.

We do not believe that we will be able to meet these costs with our current cash on hand and will require additional debt or equity funding in order to maintain operations.

NOTE 2. SELECTED ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements and accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization and the valuation for non-cash issuances of equity instruments, web site, income taxes, and contingencies, among others. Actual results could differ materially from these estimates.

 Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company’s cash management system is currently integrated within three separate banking institutions.

Investments Accounted for Under the Equity Method

Under the equity method of accounting, we record our original investment at cost and periodically adjust it for the Company’s proportionate share of the investees’ net income or loss which is included in the line item “Loss from equity method of Investee” in the consolidated statements of operations. Any excess of the carrying value of the investment over the underlying net equity of the investee is evaluated each reporting period for impairment.

Fair Value of Financial Instruments

The carrying value of the current assets and liabilities approximate fair value due to their relatively short maturities.

Fair Value Measurements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued additional disclosure requirements for fair value measurements. The guidance requires previous fair value hierarchy disclosures to be further disaggregated by class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. In addition, significant transfers between Levels 1 and 2 of the fair value hierarchy are required to be disclosed. These additional requirements became effective January 1, 2010 for quarterly and annual reporting. These amendments did not have an impact on the consolidated financial results as this guidance relates only to additional disclosures.  In addition, the fair value disclosure amendments also require more detailed disclosures of the changes in Level 3 instruments. These changes will be effective January 1, 2011 and are not expected to have an impact on the consolidated financial results as this guidance only relates to additional disclosures.

The Company applies the fair value hierarchy as established by GAAP.  Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure the fair value as follows.

• Level 1 – quoted prices in active markets for identical assets or liabilities.

• Level 2 – other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

• Level 3 – significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

Management considers all of its derivative liabilities to be Level 3 liabilities.   At December 31, 2013 and 2012, respectively the Company had outstanding derivative liabilities, including those from related parties of $1,339,867, respectively.

Valuation of Derivative Instruments

GAAP requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants and non-employee stock-options to determine whether they should be considered a derivative liability and subject to re-measurement at their fair value. In estimating the appropriate fair value, the Company uses both binomial and Black-Scholes models, depending on the complexity and terms of the specific embedded or free-standing derivative.

Property, Web site and Computer Equipment, net

Property, web site and computer equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to income as incurred.  Additions, improvements and major replacements that extend the life of the asset are capitalized and depreciated over their useful lives. The initial cost of the BOOMj.com web site has been capitalized. Once the site began operating, costs to maintain the site are expensed as incurred.  The cost and accumulated depreciation and amortization related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income in the period of disposal.

The Company accounts for web site costs in accordance FASB’s Accounting Standards Codification (“ASC”). Costs associated with the web site application and infrastructure development stage are capitalized.  Amortization of costs commences once the web site is ready for its intended use, which occurred when the web site was launched in 2007.

For financial reporting purposes, depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the depreciable assets.  Financial reporting provisions for depreciation are generally based on the following annual rates and estimated useful lives:

Type of Asset	Rates	Years

Computer equipment and property	20% - 50%	2 - 5 years
Web site development costs	20%	5 years
Leasehold improvements (or life of lease, if shorter)	20% - 50%	2 - 5 years

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35-21, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable. During 2011 and 2010, the Company did not recognize any impairment charges.

Income Taxes

The Company will account for income taxes under ASC 740-10-30.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income of the consolidated statements of operations in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some or all of the deferred tax assets may not be realized.

The Company follows the guidance of ASC 740-10-25 in determining whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits.

Revenue Recognition

The Company generates its revenue from products, store licensing and advertising sold on its internet web sites. The i-SUPPLY’s database has available close to two million name brand products. These items include books, digital cameras, kitchen and bath items and office supplies. Revenue from Store Licenses allows members to access and display on their individual web site the Company’s proprietary database i-SUPPLY.  This retail storefront environment offers easy to use, fully customizable E-commerce services, and revenue solutions for any third party web site large or small, and hosts local ads, providing extensive reach for our proprietary advertising partner network platform.

Revenue is also generated from advertising products consist of web-banner advertising, which are continuous or rotating. Delivery of these profiles is based on the number of impressions   of an advertisement that a customer purchases. An impression is a single instance of an Internet user viewing the page that contains a customer's name and/or logo. Revenue is recognized on such advertising programs based on the proportionate units of advertising delivered over the period of a media campaign. The Company also sold a marketing kit through their former Local Ad Link division.  The kit was comprised of ten one month duration ads. The sales reps had the option to sell the ten ads as a commissionable sale or to give them away as a free promotional tool.

The Company follows ASC 605-10-S99-1 for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) the collectability is reasonably assured. In connection with advertising revenue, the Company receives certain upfront fees a portion of which they defer recognition in accordance with FASB accounting guidance and SEC Staff Accounting Bulletin (“SAB”) 104. Corresponding revenue origination costs are accounted for under the guidance provided in SAB 104. Revenue is recorded net of discounts, allowances, and estimated returns. (See also Revenue Recognition-KaChing KaChing, Inc. below).

Stock Based Compensation

The Company may issue compensatory stock options or shares to employees, consultants, and other service providers under its 2008 Equity Incentive Plan (the “Plan”). In some cases, it has issued compensatory warrants to service providers outside the Plan. The Company issues new shares of its common stock when employees or service providers exercise options or warrants.  All equity-based compensation awarded has been determined under the fair value provisions of ASC 718. This compensation is then expensed over the vesting period of the underlying award. Additionally, for all equity-based compensation awarded prior to the adoption date, compensation for the portion of awards for which the requisite service is performed after the adoption date is recognized as service is rendered.

Stock-based compensation for awards granted to non-employees is periodically remeasured as the underlying options and warrants vest. The Company recognizes an expense for such awards throughout the performance period as the services are provided by the non-employees, based on the fair value of these options and warrants at each reporting period. The Company estimates the fair value of stock issuances based on the closing market value of the Company’s stock on the date of grant. There are currently no options outstanding.

 Segment Information

The Company’s Operations Are Classified Into three Principal Reportable Segments: (i) internet retail store and its e-commerce operations (BOOMj.com d/b/a i-SUPPLY), (ii) an e-commerce store licensing business (KaChing KaChing, Inc.), and (iii) an online media and marketing company (Adjuice, Inc.).

Employee Benefits

The Company currently has no employees. During 2009, the shareholders approved the 2008 Equity Incentive Plan at the shareholders’ annual meeting held on July 24, 2009.

Inventories

The Company does not carry any inventory and had previously directed its vendors or distributors ship directly to the consumer based on confirmed orders provided electronically by the Company.

Reclassifications

Certain comparative amounts from prior periods have been reclassified to conform to the current year's presentation. These changes did not affect the previously reported net loss.

Recent Accounting Pronouncements

The Company reviews all of the Financial Accounting Standard Board’s updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02, Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), to require entities to provide information about significant amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. ASU 2013-02 is effective for us in the first quarter of our fiscal year ending February 28, 2014. We not believe that this updated standard will have a significant impact on our consolidated financial statements.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), to simplify how entities test intangibles with indefinite lives for impairment. ASU 2012-02 gives entities the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of an intangible asset is less than its carrying amount. If greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a quantitative impairment test as described in Subtopic 350-30 must be performed. ASU 2012-02 is effective for us in the first quarter of our fiscal year ending February 28, 2014. We currently do not believe that this updated standard will have a significant impact on our consolidated financial statements.

The Company will continue to monitor these emerging issues to assess any potential future impact on its financial statements.

NOTE 3. GOING CONCERN

The Company's consolidated financial statements are prepared using GAAP, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. During the twelve months ended December 31, 2013 and 2012, the Company generated consolidated net losses of $1,364,622 and $1,351,274, respectively.  As of December 31, 2013, there is an accumulated deficit of $41,723,058 and a working capital deficiency of $13,933,381. The Company will need to raise additional capital and/or obtain financing in order to continue its operations. In addition, all of the secured promissory notes matured during 2010 and we were unable to pay our secured convertible promissory note holders the amounts due to them of 1,760,000.  Under the terms of the notes, the holders may at any time elect to declare a default and foreclose on essentially all of our assets.  In addition, promissory notes that we issued to OmniReliant which were subsequently purchase by Robert McNulty also contain cross default provisions, such that those notes are also in default due to the default on the secured convertible promissory notes.  The total principal amount outstanding on these notes as of December 31, 2013 was $756,750. As of October 15, 2009, these notes were in payment default. In addition, in February and June 2010, the U.S. Treasury placed liens on essentially all of the assets of Boomj.com, Inc. because of approximately $1,000,000 of unpaid payroll taxes. These factors, and our lack of ability to meet our obligations from current operations, and the need to raise additional capital to accomplish our objectives, create a substantial doubt about our ability to continue as a going concern.

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in attempting to raise capital from additional debt and equity financing. Due to its limited revenues, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations. If we are unable to obtain additional funds, or if the funds cannot be obtained on terms favorable to us, we will be required to delay, scale back or eliminate our plans to continue to develop and expand our operations or in the extreme situation, cease operations altogether.

 NOTE 4.  PROPERTY, WEB SITE AND COMPUTER EQUIPMENT, NET

Property, web site and computer equipment, net of depreciation, at December 31, 2013 and 2012, respectively consist of the following:

	2013	2012
Office and computer equipment	$166,054	$166,054
Web site	1,188,566	1,188,566
Total property, web site and computer equipment	1,354,620	1,354,620
Less: accumulated depreciation	(1,212,434)	(1,112,438)
Total property, web site and computer equipment, net	$142,186	$242,182

Depreciation expense for the year ended December 31, 2013 was $99,996, compared to $99,996 for the year ended December 31, 2012.

NOTE 5.  OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2013	2012
Accrued interest	$3,185,616	$2,304,636
Accrued payroll and related expenses	2,037,201	1,669,671
Payroll tax liability	1,012,935	1,013,336
Other	98,175	85,064
Total other current liabilities	$6,333,927	$5,072,707

NOTE 6.  SHORT TERM BORROWINGS

Short term borrowings consist of the following:	December 31,
	2013	2012
Note payable to Carole Harder, bearing an annual interest rate of 12%, unsecured, due 1/31/10*	$140,000	$140,000
Convertible Promissory Notes, bearing an annual interest rate of 12%, secured, due 1/31/10*	1,760,000	1,760,000
Convertible Promissory Notes due 10/15/2010 (original note discount of $11,666)**	-	69,994
Convertible Promissory Notes due 10/15/2010 (original note discount of $53,332)**	56,754	373,332
Convertible Promissory Notes due 10/15/2010 (original note discount of $99,996)**	699,996	699,996
Sundry Bridge Notes, bearing an annual interest rate of 12%, unsecured, due 1/31/2010 - 10/05/2011*	356,704	356,704
Convertible Promissory Notes, bearing a default interest rate of 18%, due 2/26/11*	150,000	150,000
Convertible Promissory Notes, bearing an interest rate of 10%, Linlithgow Holdings, Inc.	140,000	140,000
Convertible Promissory Notes, bearing a default interest rate of 24%, due 8/17/11*	400,000	400,000
Total principal	$3,703,454	$4,090,026
Less: unamortized debt discount	-	-
Total short term borrowings	$3,703,454	$4,090,026

The above notes listed as Convertible Promissory Note Holders, except for $356,704, have liens on all the assets of the Company.

* The above notes with maturity dates on January 31, 2010, February 26, 2011and August 17, 2011 are in default as of the date of these consolidated financial statements for failure to pay the principal and accrued interest at Maturity.

** The above Convertible Preferred Promissory Notes due OmniReliant Holdings, which is to a related party, with maturity dates ranging from July 29, 2010 through October 15, 2010 are also in default under cross-default provisions contained in those agreements. These Notes were acquired for an undisclosed amount of cash and securities by Robert J. McNulty on February 8, 2011 through a mutual release agreement entered into with OmniReliant.

On May 15, 2013 the company converted $386,572 of discounted debt that was originally issued to Omni Reliant and subsequently purchased by Robert J. McNulty in a private transaction (see Note 8.) to five separate entities that Mr. McNulty had previously sold his position in unrelated transactions. These entities subsequently requested the Company issued an aggregate of 487,200,000 shares of its restricted common stock to convert their respective debt.

The Company did not enter into any new debt securities during the year ending December 31, 2013.  The Company recorded $480,000 and $420,000 as interest expense on the above notes for the year ended December 31, 2013 and 2012, respectively

NOTE 7.  COMMON STOCK, WARRANTS AND PAID IN CAPITAL

Common Stock

As of December 31, 2013 our authorized capital stock consisted of 1,000,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2013, there were 998,443,368 issued and outstanding shares of common stock. The Company issue 487,200,000 shares of its common stock during the three month period ended June 30, 2013.

On May 15, 2013 the company converted $386,572 of discounted debt that was originally issued to Omni Reliant and subsequently purchased by Robert J. McNulty in a private transaction (see Note 8.) to five separate entities that Mr. McNulty had previously sold his position, in a series of private transactions. The Company issued 487,200,000 shares of its restricted common stock to convert this debt.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Warrants

The following is a summary of the Company’s outstanding common stock purchase warrants:

	Outstanding at			Outstanding
Exercise Price	December 31, 2012	Issued in 2013	Expired	December 31, 2013
$0.10	116,023,215	—	(110,523,215)	5,500,000
$0.50	—	—	—	—
$0.70	1,216,616	—	(1,216,616)	—
$0.93	1,457,145	—	(1,457,145)	—
$1.00	822,143	—	(822,143)	—
$2.40	—	—	—	—
	119,519,119	—	(114,019,119)	5,500,000

The balances of these outstanding warrants have expiration dates between August 26, 2015 and February 17, 2016.

2008 Equity Incentive Stock Option Plan

On September 11, 2008, our Board of Directors adopted Beyond Commerce’s 2008 Equity Incentive Plan (the “Plan”), and on June 12, 2009 the Board amended the Plan to increase the number of shares of common stock that may be issued under the Plan from 3,500,000 to 7,000,000.   Effective April 1, 2010, the Board of Directors further increased the number of shares issuable under the Plan by 10,000,000 to a total of 17,000,000 shares.  On July 24, 2009 the Plan was submitted to, and approved by, our stockholders at the 2009 Annual Meeting of stockholders.  Under the Plan, we are currently authorized to grant options, restricted stock and stock appreciation rights to purchase up to 17,000,000 shares of common stock to our employees, officers, directors, consultants and advisors.  Awards under the plan may consist of stock options (both non-qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

The Plan is administered by our Board of Directors or a committee appointed by the Board, which determines the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the plan.

The Plan provides that the exercise price of each incentive stock option may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock).  The exercise price of a non-qualified stock option shall be no less than the fair market value of the common stock on the date of grant.  The maximum number of options that may be granted in any fiscal year to any participant is 5,000,000.

The Plan also permits the grant of freestanding stock appreciation rights or in tandem with option awards. The grant price of a stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive common stock at a fair market value equal to the benefit to be received by the exercise.

The Plan also provides us with the ability to grant or sell shares of common stock that are subject to certain transferability, forfeiture, repurchase or other restrictions.  The type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by our Board of Directors or its committee.

Unless otherwise determined by our Board of Directors or its committee, awards granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

The Plan provides that, except as set forth in an individual award agreement, upon the occurrence of a corporate transaction: (1) our Board of Directors or its committee shall notify each participant at least thirty (30) days prior to the consummation of the corporate transaction or as soon as may be practicable and (2) all options and stock appreciation rights shall terminate and all restricted stock shall be forfeited immediately prior to the consummation of such corporate transaction unless the committee determines otherwise in its sole discretion.  A “corporate transaction” means (1) a liquidation or dissolution of the Company; (2) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary); or (3) the sale of all or substantially all of the assets of the Company.

Our Board of Directors may alter, amend or terminate the plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the Plan, without the written consent of the participant holding such award.

Stock Options Granted

On September 11, 2008, the Board of Directors approved the issuance of stock options accordance with the Plan. The employee options have a cliff vesting schedule over a three year period that vest one third after one year of service and then 4.2% per month over the remaining twenty-four months. Options issued to non-employees for meeting performance-based goals, vest immediately. During second quarter of 2011, the Company cease having any employees therefore per the terms of the 2008 Equity Incentive Stock Option Plan the Service Date Termination provision eliminated all outstanding stock options.

Dividends

The Company anticipates that all future earnings will be retained to finance future growth.  The payment of dividends, if any, in the future to the Company’s common stockholders is within the discretion of the Board of Directors of the Company and will depend upon the Company’s earnings, its capital requirements and financial condition and other relevant factors.  The Company has not paid a dividend on its common stock and does not anticipate paying any dividends on its common stock in the foreseeable future but instead intends to retain all earnings, if any, for use in the Company’s business operations.  The Company is restricted from paying dividends in cash while any principal or accrued interest is outstanding under the OmniReliant Holdings Convertible Notes (see Note 6).

NOTE 8.  RELATED PARTIES

On February 8, 2011 the Company, Robert J. McNulty and Infusion Brands International, Inc. f/k/a Omni Reliant Holdings, Inc. ("OMNI") entered into a mutual agreement to terminate in consideration for the covenants contained herein (to compensate OMNI for surrendering and/or assigning its right, title and interest in all its Warrants, Notes, Stock Options, all shares pledged or otherwise held by OMNI either by the company or in Escrow, any and all debt obligations owed to BYOC, and any and all other ownership interests in BYOC), OMNI releases and forever discharges BYOC, from all past, present and future liability and obligations in connection with any and all acts, failures to act, omissions, claims, demands, damages, liabilities, attorneys' fees, costs, liens, debts, expenses, interest, punitive damages, compensatory damages and all other relief of any kind, both known and unknown, suspected or unsuspected, whether in the past, present or future, whether based upon contract, tort, statute or other legal or equitable theory of recovery. OMNI hereby also surrenders its Warrants, Notes, Stock Options, shares pledged to it, and all other ownership interests in BYOC. Mr. McNulty for an undisclosed amount of cash and other securities purchased all of the Omni debt of $1,623,292 and 6,978,963 and its related warrants.

During the first Quarter of 2011 Linlithgow Holdings advanced the Company in three separate tranches the aggregate principal amount of $140,000. These advances bear 10% interest, are convertible into the Company’s common stock at a strike price of $0.10 rate and do not carry any maturity date.

On May 15, 2013 the company converted $386,572 of discounted debt that was originally issued to Omni Reliant and subsequently purchased by Robert J. McNulty in a private transaction to five separate entities that Mr. McNulty had previously sold his position, in a series of private transactions. The Company issued 487,200,000 shares of its restricted common stock to convert this debt.

NOTE 9.  INCOME TAXES

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	December 31,
	2013	2012

Statutory U.S. federal rate	(34.00)%	(34.00)%
Permanent differences	-	-
Valuation allowance	34.00%	34.00%
Provision for income tax expense(benefit)	0.0%	0.0%

 The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	2013	2012
Deferred tax assets:
Net operating loss carry-forwards	$13,705,496	$11,404,981
Unamortized start-up costs	18,000	18,000
Accrued expenses	4,921,397	4,061,009
Non-cash compensation	3,077,009	3,077,009
Derivative liabilities	607,605	607,605
Deferred revenue	-	-
Total deferred tax assets	$22,329,507	$19,168,604
Deferred tax liabilities
Beneficial conversion features	-	-
Deferred commissions	(199,946)	(199,946)
Total deferred tax liabilities	$(199,946)	$(199,946)

Valuation allowance	(22,129,561)	(18,968,658)
Net deferred tax asset	$-	$-

At December 31, 2013 the Company had estimated U.S. federal net operating losses of approximately $40,310,000 for income tax purposes which will expire between 2022 and 2023.  For financial reporting purposes, the entire amount of the net deferred tax assets has been offset by a valuation allowance due to uncertainty regarding the realization of the assets.  The net change in the total valuation allowance for the year ended December 31, 2013 was an increase of $3,160,903.  The Company follows FASC 740-10-25 P which requires a company to evaluate whether a tax position taken by the company will “more likely than not” be sustained upon examination by the appropriate tax authority.  The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.  Therefore, no reserves for uncertain income tax positions have been recorded.

The Company may not be able to utilize the net operating loss carryforwards for its US income taxes in future periods should it experience a change in ownership as defined in Section 382 of the Internal Revenue Code (“IRC”).  Under section 382, should the Company experience a more than 50% change in its ownership over a 3 year period, the Company would be limited based on a formula as defined in the IRC to the amount per year it could utilize in that year of the net operating loss carryforwards.   As of December 31, 2013 the Company had not performed an analysis to determine if the Company was subject to the provisions of Section 382. The Company is subject to U.S. federal income tax including state and local jurisdictions. Currently, no federal or state income tax returns are under examination by the respective taxing jurisdictions.

The Company's accounting policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company has not accrued interest for any periods.

 NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal Matters

In 2008 the Company filed suit against its former President, CEO for breach of confidentiality and non-compete while employed and also postemployment, breach of fiduciary duty and other matters, and the Company is seeking to enforce certain non-compete agreements.  The former CEO subsequently counter-sued the Company for breach of contract, breach of implied covenant of good faith and fair dealing and other matters.  The former CEO is seeking to be awarded $75,000 in cash plus at least 3.3 million shares of stock of the Company.  On July 28, 2011 the Company received a jury verdict ordering and adjudging in Case Number 2:08-cv-00496-KJD-LRL where Boomj.com was the Plaintiff and the former CEO was the Defendant & Counterclaimant, that a judgment be entered in favor of the Defendant and Counterclaimant against the Plaintiff, Boomj.com, in the amount of $20,775 for damages as to the claim for failure to pay wages, $3,000,000 for damages as to the conversion claim, and $3,000,000 for punitive damages. As of December 31, 2011 and the date of these financial statements, $6,020,775 has been recorded by the Company related to this matter. The Company is accruing interest at an annual rate of 5.29% on the outstanding balance.

 Operating Lease

The Company does not lease any equipment or facilities at the moment. The Company closed its previous California office in May of 2009 and its Las Vegas Office in June of 2011.

Tax Lien

On February 17, 2010, the Internal Revenue Service placed a federal tax lien of $756,711 and an additional $176,097 on June 14, 2010, against all of the property and rights to the property of BOOMj.com for unpaid federal payroll withholding taxes for the year ended December 31, 2009. The current amount outstanding including penalty and interest is $1,012,935.

NOTE 11.  NET LOSS PER SHARE OF COMMON STOCK

The Company follows ASC 260-10 which requires presentation of basic and diluted Earnings per Share (“EPS”) on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying consolidated financial statements, basic net loss per share of common stock is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive, (i.e., reduce the net loss per common share).  The total number of such stock options shares excluded from the diluted net loss per common share presentation was 38,067,500 and 155,952,339, at December 31, 2013 and 2012, respectively.

Warrants outstanding that are exercisable into 5,500,000 shares of the Company’s common stock; there are no stock options that are exercisable into shares of the Company’s common stock as these were all extinguished; and convertible debt that is convertible into 32,567,500 shares of the Company’s common stock are not included in the computation of diluted net loss per common share because the effect of these instruments would be anti-dilutive, (i.e., reduce the net loss per share) for the year ended December 31, 2013.

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations for the years ended December 31, 2013 and 2012:

	Years ended December 31,
	2013	2012
Numerator
Net loss available to common stockholders	$(1,364,622)	$(1,351,274)

Denominator

Basic and diluted weighted average number of shares outstanding	818,246,107	511,243,910

Basic and diluted net loss per share	$(0.00)	$(0.00)

NOTE 12.  SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

The Company paid $0 and $0 for the years ended December 31, 2013 and 2012, respectively for interest. The Company did not make any payments for income tax during the years ended December 31, 2013 and 2012.

NOTE 13.  SUBSEQUENT EVENTS

The Company has not been a reporting Company within the rules of the security exchange commission since May of 2011, and has attempted to solicit funding for the continuing operations or a potential sale. We currently plan to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent that desires to employ our funds in its business. Our principal business objective for the next several months and beyond will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

In our efforts to analyze potential acquisition targets, we may consider the following kinds of factors:

•	Potential for growth, indicated by new technology, anticipated market expansion or new products;
•	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;
•	Strength and diversity of management, either in place or scheduled for recruitment;
•

Capital requirements and anticipated availability of required funds, to be provided by us or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

•	The cost of participation by us as compared to the perceived tangible and intangible values and potentials;
•	The extent to which the business opportunity can be advanced;
•	The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and
•	Other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, our management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data.  Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the limited capital we have available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, our respective needs and desires as well as those of the promoters of the opportunity, and the relative negotiating strength of us and such promoters.